EXHIBIT 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

January 30, 2013

Luby’s, Inc.

13111 Northwest Freeway, Suite 600

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as counsel to Luby’s, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 702,297 shares (the “Shares”) of the Company’s common stock, par value $0.32 per share, including the associated common stock purchase rights (the “Common Stock”), for issuance under the Luby’s, Inc. Second Amended and Restated Nonemployee Director Stock Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, we have examined: (i) originals, or copies certified or otherwise identified to our satisfaction, of: (a) the Plan; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Bylaws of the Company; (d) certain records of the Company; (e) certificates of public officials and of officers or other representatives of the Company; (f) certain resolutions of the Board of Directors of the Company, certified to us to be true and correct by the Company’s Secretary; and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law (the “DGCL”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) that all signatures on documents examined by us are genuine, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the Plan, will be validly issued, fully paid and non-assessable.

Austin	Beijing	Dallas	Houston	London	New York	The Woodlands	Washington, DC

Luby’s Inc.

January 30, 2013

We express no opinion other than as to the federal laws of the United States of America and the DGCL (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,

/s/ Andrews Kurth LLP